Exhibit (m)(1)

1290 FUNDS

DISTRIBUTION PLAN FOR CLASS A SHARES

WHEREAS, 1290 Funds (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and offers for sale shares of beneficial interest in separate series (each, a “Fund,” collectively the “Funds”);

WHEREAS, the shares of beneficial interest of each Fund are divided into one or more classes (each, a “Class”);

WHEREAS, the Trust’s Board of Trustees wishes to adopt this Distribution Plan (“Plan”) pursuant to Rule 12b-1 under the 1940 Act with respect to the Class A shares of each Fund listed on Schedule A hereto (“Class A Shares”), as it may be amended from time to time;

WHEREAS, the Trust’s Board of Trustees, including the Independent Trustees (as defined herein), has concluded in the exercise of reasonable business judgment and in light of their fiduciary duties under the 1940 Act that there is a reasonable likelihood that this Plan will benefit the Funds and the Class A shareholders thereof;

NOW, THEREFORE, in consideration of the foregoing, this Plan is hereby adopted as follows:

Section 1. (a) As compensation for distributing Class A Shares and/or providing services to shareholders of Class A Shares, the distributor of Class A Shares (the “Distributor”) shall be paid an annual fee at the rate specified in Schedule A of the average daily net assets (the “Fee”) attributable to Class A Shares.

(b) Such Fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees of the Trust shall determine. Some or all of such Fee may be paid to the Distributor in accordance with the distribution agreement with the Distributor. Subject to the provisions of Section 8 hereof, the Fee shall be approved from time to time by: (a) a majority of the Board of Trustees of the Trust and (b) a majority of the Trustees who (i) are not “interested persons” of the Trust, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of the Plan or any agreements related thereto (“Independent Trustees”), and may be paid in respect of services rendered regardless of the level of expenditures by the Distributor. If at any time this Plan shall not be in effect with respect to the Class A Shares of all Funds of the Trust, the Fee shall be computed on the basis of the net assets of the Class A Shares of those Funds for which the Plan is in effect.

Section 2. (a) The Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Class A Shares or the servicing and maintenance of shareholder accounts holding Class A Shares, including but not limited to the following:

(i)	compensation to and expenses, including overhead and telephone expenses, of employees of the Distributor that engage in the distribution of the Class A Shares;

(ii)	printing of prospectuses and statements of additional information for other than existing shareholders;

(iii)	compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with investing indirectly in Class A Shares;

(iv)	expenses relating to the development, preparation, printing, and mailing of Trust advertisements, sales literature, and other promotional materials describing and/or relating to the Trust;

(v)	expenses of holding seminars and sales meetings designed to promote the distribution of the Class A Shares;

(vi)

expenses of obtaining information and providing explanations regarding the investment objectives and policies of the Funds listed on Schedule A, and other information about the Trust and its Funds, including the performance of the Funds;

(vii)	expenses of training sales personnel regarding the Trust;

(viii)	expenses of compensating sales personnel in connection with investments in the Trust; and

(ix)	expenses of personal services and/or maintenance with respect to Class A Shares attributable to such accounts.

(b) This section does not preclude the Distributor from making additional payments outside of the Plan. In addition, to the extent any activity is covered by Section 2(a) and is also an activity which a Fund may pay for on behalf of the Class A Shares without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the 1940 Act, this Plan will not be construed to prevent or restrict the Fund from paying such amounts outside this Plan and without limitation hereby and without such payments being included in the calculation of the Fee set forth in Section 1(a).

Section 3. (a) This Plan shall not take effect until it has been approved, together with any related agreements, by vote of the majority (or whatever percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or any related agreement. Approval of the Plan in this manner, with respect to any Fund, prior to the initial public offering of the shares of such Fund shall be deemed to have been approved by that Fund’s outstanding voting securities.

(b) If adopted with respect to Class A Shares of a Fund after any public offering and sale of Class A Shares of that Fund, the Plan will not take effect, and no Fee permitted by Section 1 hereof will be payable, with respect to Class A Shares of that Fund until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class A Shares of such Fund. This Plan shall be deemed to have been effectively approved with respect to Class A Shares of such Fund if a majority of the outstanding voting securities representing the Class A Shares of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding voting securities representing the Class A Shares of any other Fund or that this Plan has not been approved by a majority of the outstanding voting securities representing the Class A Shares of the Trust.

Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3(a) hereof.

Section 5. Any person authorized to direct the disposition of monies paid or payable by the Class A Shares pursuant to this Plan or any related agreements shall provide to the Board of Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Such person shall submit information regarding amounts expended for “distribution activities,” as defined in this Section 5, and information regarding amounts expended for “service activities,” as defined in this Section 5, to the Board of Trustees of the Trust in support of the Fee payable hereunder.

For purposes of this Plan, “distribution activities” shall mean any activities in connection with the Distributor’s performance of its obligations under this Plan or the distribution agreement that are not deemed “service activities.” “Service activities” shall mean activities in connection with the provision by the Distributor of personal, continuing services to investors in the Class A Shares of the Funds and/or the maintenance of shareholder accounts; provided, however, that if the Financial Industry Regulatory Authority, Inc. (“FINRA”) adopts a definition of “service fee” for purposes of Conduct Rule Section 2830(b)(9) that differs from the definition of “service activities” hereunder, or if FINRA adopts a related definition intended to define the same concept, the definition of “service activities” in this Paragraph shall be automatically amended, without further action of the parties, to conform to such FINRA definition. Overhead and other expenses of the Distributor related to its “distribution activities” or “service activities,” including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

Section 6. This Plan may be terminated at any time with respect to the Class A Shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities representing the Class A Shares of that Fund.

Section 7. All agreements with any person relating to implementation of this Plan with respect to the Class A Shares of any Fund shall be in writing, and any agreement related to this Plan with respect to the Class A Shares of any Fund shall provide:

(a)

That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing the Class A Shares of such Fund on not more than 60 days’ written notice to any other party to the agreement; and

(b)	That such agreement shall terminate automatically in the event of its assignment.

Section 8. This Plan may not be amended to materially increase the amount of the Fee payable for distribution pursuant to Section 1 hereof with respect to the Class A Shares of any Fund until it has been approved by a vote of at least a majority of the outstanding voting securities representing the Class A Shares of that Fund. This Plan shall be deemed to have been effectively approved with respect to the Class A Shares of any Fund if a majority of the outstanding voting securities representing the Class A Shares of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding voting securities representing the Class A Shares of any other Fund or that this Plan has not been approved by a majority of the outstanding voting securities representing the Class A Shares of the Trust. In addition, all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3(a) hereof.

Section 9. As used in this Plan, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions and other relief as may be granted by the Securities and Exchange Commission or its staff.

Section 10. The provisions of the Plan are severable for each Fund and Class covered by this Plan, and actions taken with respect to a Plan in conformity with Rule 12b-1 will be taken separately for each such Fund or Class.

Adopted as of June 10, 2014.

Schedule A

1290 Funds

Class A Shares

Name of Fund	Fee*
1290 Avantis U.S. Large Cap Growth Fund	0.25%
1290 Diversified Bond Fund	0.25%
1290 Essex Small Cap Growth Fund	0.25%
1290 GAMCO Small/Mid Cap Value Fund	0.25%
1290 High Yield Bond Fund	0.25%
1290 Loomis Sayles Multi-Asset Income Fund	0.25%
1290 Multi-Alternative Strategies Fund	0.25%
1290 Retirement 2020 Fund	0.25%
1290 Retirement 2025 Fund	0.25%
1290 Retirement 2030 Fund	0.25%
1290 Retirement 2035 Fund	0.25%
1290 Retirement 2040 Fund	0.25%
1290 Retirement 2045 Fund	0.25%
1290 Retirement 2050 Fund	0.25%
1290 Retirement 2055 Fund	0.25%
1290 SmartBeta Equity Fund	0.25%

*	Expressed as an annual rate of the average daily net assets of the Fund attributable to the Class A Shares.

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